UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 18, 2007
Date of Report (Date of earliest event reported)

NU-MEX URANIUM CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52660	20-1769847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Plaza Paseo 110 - 4801 Lang Ave. NE Albuquerque, New Mexico, United States	87109
(Address of principal executive offices)	(Zip Code)

(505) 842-5537
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01          Entry into a Material Definitive Agreement.

Effective June 18, 2007, the Board of Directors of Nu-Mex Uranium Corp. (the "Company") approved the Company's entry into a non-binding Letter of Intent dated for reference June 14, 2007 (the "LOI") with Strathmore Resources (US) Inc. ("Strathmore"). The LOI sets out the basic terms upon which the Company would be prepared to enter into an option and joint venture with Strathmore to explore and, if warranted, develop Strathmore's Nose Rock properties (the "Nose Rock" project), located northeast of Crownpoint within the Grants Mineral Belt in the State of New Mexico on approximately 5,000 acres of land.

Pursuant to the terms of the LOI, the Company and Strathmore have agreed to negotiate in good faith and use their best efforts to execute a detailed option and joint venture agreement during the 90-day term of the LOI.

The option contemplated by the LOI provides that Strathmore will grant the Company the sole and exclusive right to earn-in a 65% interest in the Nose Rock project in consideration of:

1.        The Company paying to Strathmore $250,000 and issuing 5,000,000 common shares in the capital stock of the Company on closing of a definitive agreement to be presented and respecting the LOI terms; and

2.        The Company incurring a total of $44,500,000 in work commitment expenditures on the Nose Rock project (collectively, the "Expenditures") in accordance with the following schedule:

  $1,000,000 work commitment Expenditures are to be incurred in each of the first and second years from closing;

  an additional $1,500,000 work commitment Expenditures are to be incurred in the third year from closing;

  an additional $10,000,000 work commitment Expenditures are to be incurred in each of the fourth, fifth and sixth years from closing; and

  an additional $11,000,000 work commitment Expenditures are to be incurred in the seventh year from closing.

The LOI further contemplates that, provided that the Company is not in default, (i) the Company will earn a 25% interest in the Nose Rock project once it has completed its work commitments (totaling $13,500,000) on or before the anniversary of the fourth year from closing and (ii) the Company will earn an additional 40% interest in the project once the Company has completed its additional work commitments ($31,000,000 in work) on or before the anniversary of the seventh year from closing.

After the fourth year from closing, and provided the Company has fulfilled its commitments, the parties shall review all work completed under the terms of the joint venture and prepare an independent NI 43-101 compliant technical report. Recommendations from this report will help plan further initiatives, as warranted.

Following the seventh anniversary from closing, or such other mutually agreed upon time, and should it be deemed applicable, the project operator will retain a third party engineering firm to prepare a Bankable Feasibility Study respecting the project. Should the third party evaluation result in a positive recommendation, Strathmore and the Company will then proceed with their pro-rata payments under the joint venture to further advance the project. Strathmore will have up to 90 days after the date the Bankable Feasibility Report is delivered to elect whether or not to earn back a 16% undivided interest in the project by paying $25,000,000 to the Company, provided the Company has met all its obligations to earn 65% prior thereto.

In addition, under the terms of the LOI, Strathmore has granted the Company a right of first refusal for 90 days to negotiate a joint venture agreement for Strathmore's Dalton Pass, New Mexico, uranium project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU-MEX URANIUM CORP.
DATE: June 18, 2007	/s/ Michael Sweeney __________________________ Michael Sweeney President, Chief Executive Officer and a director

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